EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 7, 2003, accompanying the consolidated balance sheet of Interleukin Genetics, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of operations, shareholders’ (deficit) equity and comprehensive loss, and cash flows for the year then ended in the Annual Report of Interleukin Genetics, Inc. on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said report in the registration statements on Form S-3 (Nos. 333-83631, 333-53558, 333-56558 and 333-101088) and on Form S-8 (Nos. 333-37343, 333-67147, 333-32538 and 333-62638) of Interleukin Genetics, Inc.

/s/ GRANT THORNTON LLP

Boston, Massachusetts

April 11, 2003